Exhibit 3.4

LIMITED LIABILITY COMPANY AGREEMENT

OF

INERGY HOLDINGS GP, LLC

The Interests referred to in this Limited Liability Company Agreement have not been registered under the Securities Act of 1933 or any other securities laws, and such Interests may not be transferred without appropriate registration or the availability of an exemption from such registration requirements.

i

Table of Contents

(continued)

ii

Table of Contents

(continued)

Schedule A

iii

LIMITED LIABILITY COMPANY AGREEMENT

OF

INERGY HOLDINGS GP, LLC

This Limited Liability Company Agreement (this “Agreement”) is made and entered into on                         , 2005, among John J. Sherman, Trustee of the John J. Sherman Revocable Trust dated May 4, 1994 (the “Sherman Trust”), William C. Gautreaux, Trustee of the William C. Gautreaux Revocable Trust Under Trust Indenture dated March 8, 2004 (the “Gautreaux Trust”), Carl A. Hughes, Trustee of the Carl A. Hughes Revocable Trust Under Trust Indenture dated September 13, 2002 (the “Hughes Trust”), Paul E. McLaughlin (“McLaughlin”), Andrew Atterbury (“Atterbury”), David G. Dehaemers, Jr. (“Dehaemers”), Phillip L. Elbert (“Elbert”) and R. Brooks Sherman, Jr. (“Brooks Sherman”).

The Members have caused Inergy Holdings GP, LLC (the “Company”) to be formed as a limited liability company under the Delaware Limited Liability Company Act and, as required thereunder, the parties hereto do hereby adopt this Agreement as the limited liability company agreement of the Company. Therefore, the Members agree as follows:

ARTICLE I

DEFINITIONS

1.1 Terms Defined Herein. In addition to terms defined elsewhere in this Agreement, the following terms have the following meanings:

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments: (i) increased for any amounts such Member is unconditionally obligated to restore; and (ii) reduced by the items described in Treasury Regulation
§ 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Agreement” means the Limited Liability Company Agreement of the Company, as amended from time to time.

“Bankruptcy”, with respect to any Person, means the entry of an order for relief with respect to such Person under the United States Bankruptcy Code or the insolvency of such Person under any state insolvency act.

“Board of Directors” and “Board” have the meaning set forth in Section 6.1(a).

“Business Day” means any day other than a Saturday or Sunday or a day on which banking institutions in Kansas City, Missouri are authorized or obligated to close.

“Capital Account” means the separate account established and maintained by the Company for each Member and each Transferee pursuant to Section 3.2.

“Certificate” means the Certificate of Formation of the Company filed with the Delaware Secretary of State, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or the corresponding provisions of future laws.

“Company” means Inergy Holdings GP, LLC, a Delaware limited liability company, except, for purposes of Article VII, as modified pursuant to Section 7.9(a).

“Confidential Information” means all information, whether or not reduced to writing, used by or belonging to or relating to the Company or Inergy Holdings, that is not generally known to the public or to the industry in which Inergy Holdings is or may become engaged, including past, present or future business or trade secrets, fee lists, methods, policies, standards, manuals, handbooks, business strategies, records, samples, reports, technology, computer hardware and software, customer or client lists, financial or proprietary information, and all financial and other information, knowledge or data of any kind or character relating to the business of the Company or Inergy Holdings, and all copies and duplications of any such information.

“Controlled Person” means, with respect to a Member:

(i) such Member’s spouse;

(ii) such Member’s lineal descendants, natural or adopted;

(iii) the spouses of such Member’s lineal descendents, natural or adopted;

(iv) the siblings of such Member;

(v) the siblings of the spouse of such Member;

(vi) all trustees of trusts (a) for the substantial benefit of any of the following: such Member; one or more of the Persons described in clauses (i), (ii), (iii), (iv) or (v) of this definition; and one or more entities exempt from tax under Section 501(c)(3) of the Code; and (b) over which such Member has, directly or indirectly, the exclusive right to vote and dispose of Original Holdings Common Units; and

(vii) all partnerships (general or limited) and other entities (a) all of the partners or other owners of which are one or more of the following: such Member; one or more Persons described in clauses (i), (ii), (iii), (iv) or (v) of this definition; and one or more entities exempt from tax under Section 501(c)(3) of the Code; and (b) over which such Member has, directly or indirectly, the exclusive right to vote and dispose of Original Holdings Common Units;

provided, however, that no Member will be considered a Controlled Person of any other Member nor may any Person be a Controlled Person with respect to more than one Member.

“Credits” means all tax credits allowed by the Code with respect to activities of the Company or the Property.

“defense”, for purposes of Article VII, has the meaning set forth in Section 7.9(d).

“Director” means each of the individuals selected pursuant to Article VI to serve on the Board of Directors.

“Distributions” means any distributions by the Company to the Members in respect of Interests held by the Members.

“Drag-Along Option” has the meaning set forth in Section 9.8.

“electronic transmission” has the meaning set forth in Section 11.4.

“ERISA excise taxes” has the meaning set forth in Section 7.9(c).

“Fair Value” of an asset means its fair market value.

“First Offer Election Notice” has the meaning set forth in Section 9.2(c).

“First Offer Election Period” has the meaning set forth in Section 9.2(a).

“First Offer Notice” has the meaning set forth in Section 9.2(a).

“Holdings Common Units” means common units representing limited partner interests in Inergy Holdings.

“Holdings Ownership Percentage” means, with respect to a Member at a particular time, a percentage equal to (i) the aggregate number of issued and outstanding Original Holdings Common Units owned, beneficially and of record, by such Member and such Member’s Controlled Persons at such time divided by (ii) the aggregate number of issued and outstanding Original Holdings Common Units owned, beneficially and of record, by all Members and all of their respective Controlled Persons at such time.

“Income” and “Loss” mean, respectively, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code § 703(a), except that for this purpose (i) all items of income, gain, deduction or loss required to be separately stated by Code § 703(a)(1) will be included in taxable income or loss; (ii) tax exempt income will be added to taxable income or loss; (iii) any expenditures described in Code § 705(a)(2)(B) (or treated as Code
§ 705(a)(2)(B) expenditures pursuant to Treasury Regulation § 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing taxable income or loss will be subtracted; and (iv) taxable income or loss will be adjusted to reflect any item of income or loss specifically allocated in Article IV.

“Inergy Holdings” means, prior to the Initial Public Offering, Inergy Holdings, LLC, and after the Initial Public Offering, Inergy Holdings, L.P., a Delaware limited partnership into which Inergy Holdings, LLC converted.

“Initial Public Offering” means the initial public offering of Common Units by Inergy Holdings.

“Interest” refers to all of a Member’s rights and interests in the Company in such Member’s capacity as a Member, all as provided in the Certificate, this Agreement and the Act, including the Member’s interest in the capital, Income, gain, deductions, Losses and credits of the Company.

“Lien” means, as to any Interest, liens, encumbrances, security interests and other rights, interests or claims of others therein (including warrants, options, rights of first refusal, rights of first offer, co-sale and similar rights).

“Liquidation Proceeds” means all Property at the time of liquidation of the Company and all proceeds thereof.

“Member” means each Person executing this Agreement and each Person who is subsequently admitted to the Company as a Member pursuant to this Agreement, so long as such Person continues to own, beneficially and of record, an Interest.

“Non-Exempt Transfer” means any Transfer that is neither an exempt Transfer pursuant to Section 9.3 nor a Transfer pursuant to Sections 9.8 or 9.9.

“Nonselling Members” has the meaning set forth in Section 9.8.

“Non-Voting Member” is a Member who does not have the right to vote in any matter requiring a vote under the terms of this Agreement.

“Notice” has the meaning set forth in Section 11.4.

“Offered Interest” has the meaning set forth in Section 9.2(b).

“Offerees” has the meaning set forth in Section 9.2(a).

“officer”, for purposes of Article VII, has the meaning set forth in Section 7.9(f).

“Original Holdings Common Units” means those specific Holdings Common Units that are owned, beneficially and of record, by the Members on the date of the Initial Public Offering, as adjusted thereafter as a result of any dividend or distribution payable in securities, split, reclassification, recharacterization or similar event with respect to Holdings Common Units generally. The number of Original Holdings Common Units is expected to be 16,090,000. If a dispute arises as to whether any particular Holdings Common Units are Original Holdings Common Units, the burden will be on the Person holding such Holdings Common Units to show that they are Original Holdings Common Units.

“Other Enterprise” has the meaning set forth in Section 7.9(b).

“Percentage Interest” of each Member means such Member’s percentage interest in the Company, as such percentage may be amended from time to time pursuant to this Agreement.

The initial Percentage Interest of each Member is set forth on Schedule A. Each Percentage Interest will be adjusted as and when required by this Agreement. The Company will maintain a record of the Percentage Interest held by each Member and such Percentage Interest reflected in such records of the Company will be the conclusive evidence of the Percentage Interest held by each Member, absent manifest error.

“Person” means any individual, partnership, limited liability company, limited partnership, corporation, cooperative, estate, trust or other entity.

“Property” means all properties and assets that the Company may own or otherwise have an interest in from time to time.

“Reduction Event” has the meaning set forth in Section 9.9.

“Sale Notice” has the meaning set forth in Section 9.8.

“serving at the request of the Company” has the meaning set forth in Section 7.9(e).

“Sherman” means John J. Sherman.

“Sherman Entities” means, collectively, (i) Sherman, (ii) the Sherman Trust, (iii) all Controlled Persons of Sherman, (iv) all Controlled Persons of the Sherman Trust, (v) all other trusts, partnerships and other entities over which Sherman has, directly or indirectly, the exclusive right to vote and dispose of Original Holdings Common Units held by such trusts, partnerships and other entities and (vi) Persons that receive Interests from Sherman, the Sherman Trust or any Controlled Person of Sherman or the Sherman Trust in one or more exempt Transfers pursuant to Section 9.3.

“Substitute Member” has the meaning set forth in Section 9.4.

“Tag-Along Option” has the meaning set forth in Section 9.8.

“Tax Matters Member” means the Person designated pursuant to Section 8.4 to represent the Company in matters before the Internal Revenue Service.

“Transfer” means (i) when used as a verb, to give, sell, exchange, assign, transfer, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber, and (ii) when used as a noun, the nouns corresponding to such verbs, in either case voluntarily or involuntarily, by operation of law or otherwise.

“Transferee” has the meaning set forth in Section 9.1.

“Transferor” has the meaning set forth in Section 9.2(a).

“Treasury Regulations” means the regulations promulgated by the Treasury Department with respect to the Code, as such regulations are amended from time to time, or the corresponding provisions of future regulations.

“Voting Member” is a Member who has the right to vote in all matters requiring a vote under the terms of this Agreement.

“Voting Member Majority” means the Voting Member or Voting Members holding a majority of the Holdings Ownership Percentages held by all Voting Members.

1.2 Other Definitional Provisions.

(a) As used in this Agreement, accounting terms not defined in this Agreement, and accounting terms partly defined to the extent not defined, have the respective meanings given to them under generally accepted accounting principles.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

(c) Words of the singular number are deemed to include the plural number, and vice versa, where applicable.

(d) The word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.

(e) The word “or” is disjunctive but not necessarily exclusive.

ARTICLE II

BUSINESS PURPOSE AND OFFICES

2.1 Name. The name of the Company is as stated in the Certificate. The name of the Company may be changed from time to time by the Voting Members.

2.2 Business Purpose. The business purpose of the Company is to act as the general partner of Inergy Holdings and to do any and all things necessary, appropriate or incidental thereto. The Company is formed only for such business purpose and will not be deemed to create any declaration or agreement by the Company or the Members with respect to any other activities whatsoever other than the activities within such business purpose.

2.3 Powers. In addition to the powers and privileges conferred upon the Company by law and those incidental thereto, the Company will have the same powers as a natural person to do all things necessary or convenient to carry out its business and affairs.

2.4 Principal Office. The principal office of the Company will be located at such place as the Voting Members may determine from time to time.

2.5 Registered Office and Registered Agent. The location of the registered office and the name of the registered agent of the Company in the State of Delaware will be as stated in the Certificate. The registered office and registered agent of the Company in the State of Delaware may be changed from time to time by the Voting Members.

2.6 Effective Date. This Agreement will be effective on the date of the Initial Public Offering. If the Initial Public Offering does not occur on or before December 31, 2005, this Agreement will terminate on such date.

2.7 Liability of Members, Directors and Officers. No Member, Director or officer, solely by reason of being a Member, Director or officer, will be liable, under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company or Inergy Holdings, whether arising in contract, tort or otherwise, or for the acts or omissions of any other Member, Director, officer, agent or employee of the Company. The failure of the Company (acting in its own capacity or as the general partner of Inergy Holdings) to observe any formalities or requirements relating to the exercise of its powers or management of its (or Inergy Holdings’) business or affairs will not be grounds for imposing liability on any Member, Director or officer for the debts, obligations or liabilities of the Company or Inergy Holdings.

2.8 Interest Not Acquired for Resale. Each Member hereby represents and warrants to the Company and to each other Member that: (a) in the case of a Member that is not a natural person, that the Member is duly organized, validly existing and in good standing under the law of its state of organization and that it has the requisite power and authority to execute this Agreement and to perform its obligations hereunder; (b) the Member is acquiring an Interest for such Member’s own account as an investment and without an intent to distribute such Interest; and (c) the Member acknowledges that the Interests have not been registered under the Securities Act of 1933 or any state securities laws, and such Member’s Interest may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements.

ARTICLE III

CAPITAL CONTRIBUTIONS AND LOANS

3.1 Capital Contributions. Upon the execution of this Agreement, each Member will make an initial cash contribution to the capital of the Company in the amount set forth opposite such Member’s name on Schedule A. The Members do not contemplate the need for additional capital in order for the Company to operate its business and do not anticipate the need for additional capital contributions by the Members or other Persons.

3.2 Capital Accounts.

(a) A separate Capital Account will be maintained for each Member and each Transferee. Each Member’s Capital Account will be (a) increased by (i) the amount of money contributed by such Member, (ii) the Fair Value of property contributed by such Member (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code § 752), (iii) allocations to such Member, pursuant to Article IV, of Company Income and gain (or items thereof), and (iv) to the extent not already netted out under clause (b)(ii) below, the amount of any Company liabilities that are assumed by the Member or that are secured by any property distributed to such Member; and (b) decreased by (i) the amount of money distributed to such Member, (ii) the Fair Value of property distributed to such Member (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code § 752), (iii) allocations to such Member, pursuant to Article IV, of

Company Loss and deductions (or items thereof), and (iv) to the extent not already netted out under clause (a)(ii) above, the amount of any liabilities of the Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company.

If any Interest is transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest and the Capital Account of each transferee will be increased and decreased in the manner set forth above.

(b) In the event of (x) an additional capital contribution by a Member that results in a shift in Percentage Interests, (y) the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) or a distribution of property as consideration for an Interest or (z) the liquidation of the Company within the meaning of Treasury Regulation
§ 1.704-1(b)(2)(ii)(g), the book basis of the Property will be adjusted to Fair Value and the Capital Accounts of the Members will be adjusted simultaneously to reflect the aggregate net adjustment to book basis as if the Company recognized gain or loss equal to the amount of such aggregate net adjustment; provided, however, that the adjustment in either clause (y) or (z) will be made only if the Voting Members so determine.

(c) The foregoing provisions of this Section 3.2 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation §§ 1.704-1(b) and 1.704-2, and will be interpreted and applied in a manner consistent with such Treasury Regulations. If it is determined by the Voting Members that it is prudent or advisable to modify the manner in which the Capital Accounts, or any increases or decreases thereto, are computed in order to comply with such Treasury Regulations, the Voting Members may cause such modification to be made provided that such modification is not likely to have a material effect on the amounts distributable to any Member upon the dissolution of the Company, and the Voting Members, upon any such determination by the Members, is empowered to amend or modify this Agreement, notwithstanding any other provision of this Agreement.

3.3 Capital Withdrawal Rights, Interest and Priority. Except as expressly provided in this Agreement, no Member is entitled to withdraw or reduce such Member’s Capital Account or to receive any Distributions. No Member is entitled to demand or receive any Distribution in any form other than in cash. No Member is entitled to receive or be credited with any interest on the balance in such Member’s Capital Account at any time. Except as may be otherwise expressly provided herein, no Member has any priority over any other Member as to the return of the balance in such Member’s Capital Account.

3.4 Loans. Any Member may make a loan to the Company in such amounts, at such times and on such terms and conditions as may be approved by the Voting Members. Loans by any Member to the Company will not be considered as contributions to the capital of the Company.

ARTICLE IV

ALLOCATIONS AND DISTRIBUTIONS

4.1 Non-Liquidation Cash Distributions. Distributions by the Company of cash or other property will be made to the Members at such times as the Voting Members deem appropriate.

4.2 Liquidation Distributions. Liquidation Proceeds will be distributed in the following order of priority:

(a) To the payment of debts and liabilities of the Company (including to Members to the extent permitted by law) and the expenses of liquidation.

(b) Next, to the setting up of such reserves as the Person required or authorized by law to wind up the Company’s affairs may reasonably deem necessary or appropriate for any disputed, contingent or unforeseen liabilities or obligations of the Company, provided that any such reserves will be paid over by such Person to an independent escrow agent, to be held by such agent or its successor for such period as such Person deems advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, will be distributed as hereinafter provided.

(c) The remainder to the Members in accordance with and to the extent of their respective Capital Account balances after taking into account the allocation of all Income or Loss pursuant to this Agreement for the fiscal year or years in which the Company is liquidated.

4.3 Income, Losses and Distributive Shares of Tax Items. The Company’s Income or Loss, as the case may be, for each fiscal year of the Company, as determined in accordance with such method of accounting as may be adopted for the Company, will be allocated to the Members for both financial accounting and Income tax purposes as set forth in this Article IV.

4.4 Allocation of Income, Loss and Credits.

(a) Income or Loss (other than from transactions in liquidation of the Company) and Credits for each fiscal year will be allocated among the Members in accordance with their Percentage Interests. To the extent there is any change in the respective Percentage Interests of the Members during the year, Income, Loss and Credits will be allocated among the pre-adjustment and post-adjustment periods as provided in Section 4.5(d).

(b) Income from transactions in liquidation of the Company will be allocated among the Members in the following order of priority:

(i) To those Members, if any, with negative Capital Account balances (determined prior to taking into account any Distributions pursuant to Section 4.2) in the ratio that such negative balances bear to each other until all such Members’ Capital Account balances equal zero; then

(ii) The remainder to the Members in accordance with their respective Percentage Interests.

(c) Loss from transactions in liquidation of the Company will be allocated among the Members in the following order of priority:

(i) To those Members, if any, with positive Capital Account balances (determined prior to taking into account any Distributions pursuant to Section 4.2) in the ratio that such positive balances bear to each other until all such Members’ Capital Account balances equal zero; then

(ii) The remainder to the Members in accordance with their respective Percentage Interests.

4.5 Special Rules Regarding Allocation of Tax Items. Notwithstanding the foregoing provisions of Article IV, the following special rules apply in allocating tax items of the Company:

(a) Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation or Distribution described in Treasury Regulation § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), that causes or increases such Member’s Adjusted Capital Account Deficit, items of Company Income and gain will be specially allocated to such Member in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible, provided that an allocation under this Section 4.5(a) will be made if and only to the extent such Member would have an Adjusted Capital Account Deficit after all other allocations under this Article IV have been made.

(b) Loss Allocation Limitation. Notwithstanding the other provisions of this Article IV, unless otherwise determined by the Voting Members, no Member will be allocated Loss in any taxable year that would cause or increase an Adjusted Capital Account Deficit as of the end of such taxable year.

(c) Compliance with Treasury Regulations. The foregoing provisions of this Section 4.5 are intended to comply with Treasury Regulation §§ 1.704-1(b), 1.704-2 and 1.752-1 through 1.752-5, and will be interpreted and applied in a manner consistent with such Treasury Regulations. If it is determined by the Voting Members that it is prudent or advisable to amend this Agreement in order comply with such Treasury Regulations, the Voting Members is empowered to amend or modify this Agreement, notwithstanding any other provision of this Agreement.

(d) General Allocation Provisions. Except as otherwise provided in this Agreement, all items that are components of Income or Loss will be divided among the Members in the same proportions as they share such Income or Loss, as the case may be, for the year. For purposes of determining the Income, Loss or any other items for any period, Income, Loss or any such other items will be determined on a daily, monthly or other basis, as determined by the Voting Members using any permissible method under Code § 706 and the Treasury Regulations thereunder.

4.6 Withholding of Distributions. Notwithstanding any other provision of this Agreement, the Voting Members (or any Person required or authorized by law to wind up the Company’s affairs) may suspend, reduce or otherwise restrict Distributions when the Voting Members deem such action is in the best interests of the Company.

4.7 No Priority. Except as may be otherwise expressly provided herein, no Member will have priority over any other Member as to Company capital, Income, gain, deductions, Loss, credits or Distributions.

4.8 Tax Withholding. Notwithstanding any other provision of this Agreement, the Voting Members are authorized to take any action that it determines to be necessary or appropriate to cause the Company to comply with any withholding requirements established under any federal, state or local tax law, including withholding on any Distribution to any Member. For all purposes of this Article IV, any amount withheld on any Distribution and paid over to the appropriate governmental body will be treated as if such amount had in fact been distributed to the Member.

ARTICLE V

MEMBERS

5.1 Rights of Non-Voting Members. Non-Voting Members have no right to Notice of or to attend any meeting of the Voting Members.

5.2 Rights of Voting Members. Except to the limited extent powers are delegated to the Board of Directors and the officers pursuant to Article VI, the Voting Members will possess the entire voting interest in all matters relating to the business and affairs of the Company, including the election of Directors and matters relating to any merger, consolidation or conversion of the Company, the sale of all or substantially all of the assets of the Company and the termination, dissolution and liquidation of the Company. In addition, the Voting Members will make all determinations with respect to the granting by Inergy Holdings of registration rights to any Member.

5.3 Determination of Voting Members.

(a) As long as the Sherman Entities own, beneficially and of record, in the aggregate, more than 33.0% of the issued and outstanding Original Holdings Common Units owned, beneficially and of record, in the aggregate, by all of the Members and their Controlled Persons, the Sherman Trust (or, if the Sherman Trust is no longer a Member, such other Member as may be appointed by the Sherman Entities) will be the only Voting Member and all other Members will be Non-Voting Members.

(b) If, at any time, the Sherman Entities own, beneficially and of record, in the aggregate, 33.0% or less of the Original Holdings Common Units owned, beneficially and of record, by all of the Members and their Controlled Persons, then all of the Members (including the Sherman Entities that are Members) will each become Voting Members and will at all times thereafter remain Voting Members until such time as the Sherman Entities again own, beneficially and of record, in the aggregate, more than 33.0% of the Original Holdings Common Units owned, beneficially and of record, by all of the Members.

5.4 Meetings of the Voting Members. Meetings of the Voting Members will not be required to be held at any regular frequency, but, instead, will be held upon the call of any Voting Member. All meetings of the Voting Members will be held at the principal office of the Company or at such other place, either within or without the State of Delaware, as is designated by the Person calling the meeting and stated in the Notice of the meeting or in a duly executed waiver of Notice thereof. Voting Members may participate in a meeting of the Voting Members by means of conference telephone or video equipment or similar communications equipment whereby all participants in the meeting can hear each other, and participation in a meeting in this manner will constitute presence in person at the meeting.

5.5 Quorum; Voting Requirement.

(a) The presence, in person or by proxy, of a Voting Member Majority will constitute a quorum for the transaction of business by the Voting Members. If less than a Voting Member Majority is represented at a meeting, then any Voting Member may adjourn the meeting to a specified date not longer than 90 days after such adjournment, without further Notice. At such adjourned meeting at which a quorum is present or represented by proxy, any business may be transacted that might have been transacted at the meeting as originally Noticed.

(b) Each Voting Member has the right to vote in accordance with such Voting Member’s Holdings Ownership Percentage. A Voting Member Majority will constitute a valid decision of the Voting Members, except where a larger vote is required by the Act, the Certificate or this Agreement.

5.6 Notice of Meetings. Notice stating the place, day, hour and the purpose for which the meeting is called will be given, not less than three days nor more than 60 days before the date of the meeting, by or at the direction of the Voting Member or Voting Members calling the meeting, to each Voting Member entitled to vote at such meeting. A Voting Member’s attendance at a meeting:

(a) waives objection to lack of Notice or defective Notice of the meeting, unless such Voting Member, at the beginning of the meeting, objects to holding the meeting or transacting business at the meeting; and

(b) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the Notice of meeting, unless such Voting Member objects to considering the matter when it is presented.

5.7 Waiver of Notice. Whenever any Notice is required to be given to any Voting Member under the provisions of this Agreement, a waiver thereof in writing signed by such Voting Member, whether before or after the time stated therein, will be deemed equivalent to the giving of such Notice.

5.8 Action Without a Meeting. Any action that is required to or may be taken at a meeting of the Voting Members may be taken without a meeting if consents in writing, setting forth the action so taken, are signed by a Voting Member Majority. Such consents will have the same force and effect as a vote at a meeting duly held.

5.9 Proxies. At any meeting of the Voting Members, every Voting Member having the right to vote thereat will be entitled to vote in person or by proxy appointed by an instrument in writing signed by such Voting Member and bearing a date not more than three years prior to such meeting.

5.10 Voting by Certain Holders. In the case of a Voting Member that is a corporation, its Interest may be voted by such officer, agent or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine. In the case of a Voting Member that is a general or limited partnership, its Interest may be voted, in person or by proxy, by such Person as is designated by such Voting Member. In the case of a Voting Member that is another limited liability company, its Interest may be voted, in person or by proxy, by such Person as is designated by the governing agreements of such other limited liability company, or, in the absence of such designation, by such Person as is designated by the limited liability company. In the case of a Voting Member that is a trust, its Interest may be voted by the trustee of such trust.

5.11 Denial of Appraisal Rights. No Member will have any appraisal rights or dissenters’ rights with respect to any merger, consolidation, conversion or dissolution of the Company, any sale of assets by the Company or any amendment to this Agreement, the Members’ rights with respect to such matters being limited to those rights, if any, expressly set forth in this Agreement.

ARTICLE VI

BOARD OF DIRECTORS; OFFICERS

6.1 Board of Directors.

(a) General Powers. Pursuant to the limited partnership agreement of Inergy Holdings, the Company will act as the general partner of Inergy Holdings. In order to manage the business and affairs of Inergy Holdings, the Company hereby establishes a board of directors. Subject to the provisions of this Agreement, the business and affairs of Inergy Holdings will be managed by this board of directors, each of whom will be referred to as a “Director” and who, acting as a board, will constitute the “Board of Directors” or the “Board.” For the avoidance of doubt, the Board of Directors will have no authority to manage the business and affairs of the Company, all of such authority having been reserved to the Voting Members pursuant to Section 5.2.

(b) Number, Tenure and Qualifications. The number of Directors constituting the Board of Directors will be at least three, as determined from time to time by the Voting Members. The initial Directors will be Sherman, Warren H. Gfeller and Arthur B. Krause. Each Director will have a vote. Each Director will serve at the pleasure of the Voting Members and will hold office until a successor has been elected and qualified or until such Director’s death, resignation or removal.

(c) Election and Removal of the Board of Directors.

(i) Election. Directors will be elected by the action of the Voting Members. Elections of Directors are not required to be held at any regular frequency; however, a meeting of the Voting Members for the purpose of electing a Board of Directors will be held upon the call of any one or more Voting Members. Upon the election of a new Board of Directors at such meeting of the Voting Members, the term of office of each individual who was a Director prior to such meeting will expire.

(ii) Removal. One or more Directors or the entire Board of Directors may be removed at any time, with or without cause, by the Voting Members.

(iii) Vacancies. Vacancies on the Board of Directors will be filled by the Voting Members.

(d) Regular Meetings. The Board of Directors will provide, by resolution, the time and place for the holding of regular meetings without other Notice than such resolution.

(e) Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the president or any two Directors. The Person or Persons authorized to call special meetings of the Board of Directors may fix any place as the place for holding any special meeting of the Board of Directors called by them.

(f) Notice. Notice of any special meeting of the Board of Directors will be given not less than three days nor more than 60 days prior thereto. Such Notice will be given in the manner provided in Section 11.4. Any Director may waive Notice of any meeting. The attendance of a Director at any meeting will constitute a waiver of Notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business presented because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the Notice or waiver of Notice of such meeting.

(g) Quorum and Manner of Acting. In order to have a quorum for transaction of business at any meeting of the Board of Directors, a majority of the number of Directors fixed by this Agreement must be present. The act of the majority of the Directors present at a meeting at which a quorum is present will be the act of the Board of Directors.

(h) Attendance by Communications Equipment. Members of the Board of Directors, or of any committee of the Board of Directors, may participate in and act at any meeting of such Board or committee through the use of a conference telephone or other communications equipment by means of which all individuals participating in the meeting can hear each other. Participation in such a meeting will constitute attendance and presence in person at the meeting of the Persons so participating.

(i) Presumption of Assent. A Director who is present at a meeting of the Board of Directors at which action on any matter is taken will be conclusively presumed to have assented to the action taken unless such Director’s dissent is entered in the minutes of the meeting or unless such Director files a written dissent to such action with the individual acting as the secretary of the meeting before the adjournment thereof or forwards such dissent in the manner provided in Section 11.4 to the secretary of the Company immediately after the adjournment of the meeting. Such right to dissent will not apply to a Director who voted in favor of such action.

(j) Committees. The Board of Directors may, by resolution or resolutions adopted by a majority of the number of Directors fixed by this Agreement, designate one or more Directors to constitute one or more committees. Each such committee, to the extent provided in such resolution or resolutions, will have and may exercise all of the authority of the Board in the management of Inergy Holdings; provided, however, that the designation of each such committee and the delegation thereto of authority will not operate to relieve the Board, or any member thereof, of any responsibility imposed upon it or such member by law. The Board will establish the following standing committees: an audit committee and a compensation committee. Each committee will keep regular minutes of its proceedings. The secretary or an assistant secretary of the Company may act as secretary for each such committee if the committee so requests.

(k) Informal Action. Any action required to be taken at a meeting of the Board of Directors or any committee of the Board of Directors, or any other action that may be taken at a meeting of the Board of Directors or any committee of the Board of Directors may be taken without a meeting if a consent in writing, setting forth the actions so taken, is signed by a majority of the Directors, in the case of an action by the Board of Directors, or a majority of the Directors serving on such committee, in the case of an action by any committee of the Board of Directors.

6.2 Officers.

(a) Designations; Reservation of Authority.

(i) The officers of the Company will be a president, a chief financial officer, a secretary and such other officers, agents and employees as the Board of Directors may deem proper. Any two or more offices may be held by the same individual, except the offices of president and secretary.

(ii) Officers may not act on behalf of the Company generally. Instead, officers may only act on behalf of the Company in exercising the authority given to the Company as the general partner of Inergy Holdings. For the avoidance of doubt, the officers will have no authority to manage the business and affairs of the Company, all of such authority having been reserved to the Voting Members pursuant to Section 5.2.

(b) Election and Term of Office. The officers will be elected by the Board of Directors. Each officer will serve at the pleasure of the Board of Directors and will hold office until a successor has been elected and qualified or until such officer’s death, resignation or removal. Election or appointment of an officer or agent will not of itself create contract rights.

(c) Removal. Any officer or agent elected or appointed by the Board of Directors may be removed at any time by the Board of Directors.

(d) Chairman of the Board of Directors. The Board of Directors, in its discretion, may elect an individual who is a Director to serve as Chairman of the Board. The Chairman will preside at all meetings of the Board of Directors.

(e) President. The Board of Directors will elect an individual to serve as president. The president will be the chief executive officer of the Company (in its capacity as general partner of Inergy Holdings). The president may sign any deeds, mortgages, bonds, contracts or other instruments that the Board of Directors has authorized to be executed by Inergy Holdings except in cases where the execution thereof is expressly delegated by the Board of Directors or by this Agreement to the Voting Members or some other officer or agent of the Company or is required by law to be otherwise executed. In general, the president will perform all duties incident to the office of president and chief executive officer of the Company (in its capacity as general partner of Inergy Holdings) and such other duties as may be prescribed from time to time by the Board of Directors.

(f) Chief Financial Officer. The chief financial officer will act as the principal financial officer of the Company (in its capacity as general partner of Inergy Holdings) and will exercise general supervision over the receipt, custody and disbursement of Inergy Holdings’ funds.

(g) Vice Presidents. The Board of Directors, in its discretion, may elect one or more vice presidents. In the absence of the president or in the event of the president’s inability or refusal to act, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated, or in the absence of any designation, then in the order of their election) will perform the duties of the president, and the vice president, when so acting, will have all of the powers and be subject to all the restrictions upon the president. Each vice president will perform such other duties as from time to time may be assigned by the president or the Board of Directors.

(h) Secretary. The secretary will: (a) keep records of Inergy Holdings’ actions, including the minutes of meetings of the Board of Directors, in one or more books provided for that purpose; (b) see that all Notices to the Board of Directors are properly given in accordance with the provisions of this Agreement or as required by law; and (c) in general, perform all duties incident to the office of secretary of Inergy Holdings and such other duties as from time to time may be assigned by the president or the Board of Directors.

(i) Assistant Secretaries. The Board of Directors, in its discretion, may elect one or more assistant secretaries. The assistant secretaries in general will perform such duties as may be assigned to them by the president or the Board of Directors.

(j) Compensation. The compensation of the officers will be fixed from time to time by the Board of Directors and no officer will be prevented from receiving such compensation by reason of the fact that such officer is also a Director.

6.3 Authorization of Persons to Act. At any time and from time to time, the Board of Directors may designate any Person to carry out the decisions of the Board of Directors,

including the execution of any instruments on behalf of the Company (in its capacity as general partner of Inergy Holdings).

ARTICLE VII

LIMITATION OF LIABILITY; INDEMNIFICATION

7.1 Limitation of Liability; Indemnification. None of the Members, Directors or officers of the Company will be liable to the Members, the Company or Inergy Holdings for (a) any action or inaction except to the extent such Person acted in bad faith or engaged in willful misconduct in the performance of such Person’s duties to the Company, the Members or Inergy Holdings, (b) any action or inaction arising from reliance upon the opinion or advice as to legal matters of legal counsel or as to accounting matters of accountants selected by any of them in good faith or (c) any action or inaction of any agent, contractor or consultant selected by any of them in good faith.

7.2 Limitation of Liability. No Person will be liable to the Company, its Members or Inergy Holdings for any loss, damage, liability or expense suffered by the Company, its Members or Inergy Holdings on account of any action taken or omitted to be taken by such Person as a Director or an officer of the Company or by such Person while serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, if such Person discharges such Person’s duties in good faith, and in a manner such Person reasonably believes to be in or not opposed to the best interests of the Company or Inergy Holdings. The liability of a Director or an officer hereunder will be limited only for those actions taken or omitted to be taken by such Person in the discharge of such Person’s obligations in connection with the management of the business and affairs of the Company or any Other Enterprise. The foregoing limitation of liability will apply to all Directors and officers of the Company.

7.3 Right to Indemnification. The Company will indemnify each Person who has been or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate (regardless of whether such action, suit or proceeding is by or in the right of the Company or by third parties) by reason of the fact that such Person is or was a Member, Director or officer of the Company, or is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, against all liabilities and expenses, including judgments, amounts paid in settlement, attorneys’ fees, ERISA excise taxes or penalties, fines and other expenses, actually and reasonably incurred by such Person in connection with such action, suit or proceeding (including the investigation, defense, settlement or appeal of such action, suit or proceeding); provided, however, that the Company will not be required to indemnify or advance expenses to any Person on account of such Person’s conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; provided, further, that the Company will not be required to indemnify or advance expenses to any Person in connection with an action, suit or proceeding initiated by such Person unless the initiation of such action, suit or proceeding was authorized in advance by the Board of Directors or the Voting Members; provided, further, that a Director or officer will be indemnified hereunder only for those actions taken or omitted to be taken by such Director or officer in the discharge of such Director’s or officer’s obligations in connection with the management of the business and affairs of the Company, Inergy Holdings or any Other Enterprise. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or under a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that such Person’s conduct was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. The foregoing right to indemnification will apply to all Persons serving as Directors or officers and to all Persons who serve as a representatives of the Company at any time or who serve at any time at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise. Nothing herein prevents one or more of the Members or Inergy Holdings from indemnifying their respective representatives or directors or officers under such Member’s or Inergy Holdings’ organizational documents or other agreements. If any Person is entitled to indemnification both from the Company, from a Member or from Inergy Holdings, then indemnification would come first from Inergy Holdings, then the Company and thereafter from the Member.

7.4 Enforcement of Indemnification. If the Company refuses to indemnify any Person who may be entitled to be indemnified or to have expenses advanced under this Article VII, such Person may maintain an action in any court of competent jurisdiction against the Company to determine whether or not such Person is entitled to such indemnification or advancement of expenses hereunder. If such court action is successful and the Person is determined to be entitled to such indemnification or advancement of expenses, such Person will be reimbursed by the Company for all fees and expenses (including attorneys’ fees) actually and reasonably incurred in connection with any such action (including the investigation, defense, settlement or appeal of such action).

7.5 Advancement of Expenses. Expenses (including attorneys’ fees) reasonably incurred in defending an action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate, will be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Person to repay such amount if it is ultimately be determined that such Person is not entitled to indemnification by the Company. No advance will be made in instances where the Board of Directors, the Voting Members or independent legal counsel for the Company reasonably determines that such Person would not be entitled to indemnification hereunder.

7.6 Non-Exclusivity. The indemnification and the advancement of expenses provided by this Article VII is not exclusive of any other rights to which those Persons seeking indemnification or advancement of expenses may be entitled under any statute, or any agreement, vote of the Board of Directors or Voting Members, policy of insurance or otherwise, both as to action in their official capacity and as to action in another capacity while holding their respective offices, and will not limit in any way any right that the Company may have to make additional indemnifications with respect to the same or different Persons or classes of Persons. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII will continue as to a Person who has ceased to be a Member, Director, officer or representative of the Company or Inergy Holdings, and as to a Person who has ceased serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise and will inure to the benefit of the heirs, executors and administrators of such Person.

7.7 Insurance. The Voting Members or the Board of Directors may cause the Company to purchase and maintain insurance on behalf of any Person who is or was a Member, Director, officer, agent, employee or representative of the Company or Inergy Holdings, or is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not the Company would have the power, or the obligation, to indemnify such Person against such liability under the provisions of this Article VII.

7.8 Amendment and Vesting of Rights. The rights granted or created hereby will be vested in each Person entitled to indemnification hereunder as a bargained-for, contractual condition of such Person’s being or serving or having served as a Director, officer or representative of the Company or serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise and, while this Article VII may be amended or repealed, no such amendment or repeal will release, terminate or adversely affect the rights of such Person under this Article VII with respect to any (a) act taken or the failure to take any act by such Person prior to such amendment or repeal or (b) action, suit or proceeding concerning such act or failure to act filed after such amendment or repeal.

7.9 Definitions. For purposes of this Article VII, references to:

(a) The “Company” includes, in addition to the resulting or surviving limited liability company, any constituent limited liability company (or other entity) (including any constituent of a constituent) absorbed in a consolidation or merger so that any Person who is or was a member, manager, director or officer of such constituent limited liability company (or other entity), or is or was serving at the request of such constituent limited liability company (or other entity) as a director, officer or in any other comparable position of any Other Enterprise will stand in the same position under the provisions of this Article VII with respect to the resulting or surviving limited liability company (or other entity) as such Person would if such Person had served the resulting or surviving limited liability company (or other entity) in the same capacity;

(b) “Other Enterprises” or “Other Enterprise” includes any other limited liability company, limited partnership, partnership, corporation, joint venture, trust, employee benefit plan or other entity, in which a Person is serving at the request of the Company;

(c) “ERISA excise taxes” include any excise taxes assessed against a Person with respect to an employee benefit plan;

(d) “defense” includes investigations of any threatened, pending or completed action, suit or proceeding as well as appeals thereof and also includes any defensive assertion of a cross-claim or counterclaim;

(e) “serving at the request of the Company” includes any service as a director, officer, representative, agent or in any other comparable position that imposes duties on, or involves services by, a Person with respect to any Other Enterprise; and a Person who acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the interest of any Other Enterprise will be deemed to have acted “in the best interest of the Company” as referred to in this Article VII; and

(f) “officer” includes an “authorized person” who is authorized to act on behalf of the Company pursuant to the terms hereof, whether or not such Person has been designated an officer of the Company.

7.10 Severability. If any provision of this Article VII or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable for any reason whatsoever, the remaining provisions of this Article VII and the application of such provision to other Persons or circumstances will not be affected thereby and, to the fullest extent possible, the court finding such provision invalid, illegal or unenforceable must modify and construe the provision so as to render it valid and enforceable as against all Persons and to give the maximum possible protection to Persons subject to indemnification hereby within the bounds of validity, legality and enforceability. Without limiting the generality of the foregoing, if any Member, Director, officer or representative of the Company or any Person who is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, is entitled under any provision of this Article VII to indemnification by the Company for some or a portion of the judgments, amounts paid in settlement, attorneys’ fees, penalties, ERISA excise taxes, fines or other expenses actually and reasonably incurred by any such Person in connection with any threatened, pending or completed action, suit or proceeding (including the investigation, defense, settlement or appeal of such action, suit or proceeding), whether civil, criminal, administrative, investigative or appellate, but not, however, for all of the total amount thereof, the Company will nevertheless indemnify such Person for the portion thereof to which such Person is entitled.

7.11 Contracts with Members or their Affiliates.

(a) All contracts or transactions not involving Inergy Holdings that are between the Company and its Members, Directors or officers or between the Company and another Person in which a Member, Director or officer has a financial interest or with which a Member, Director or officer is affiliated are permissible if such contract or transaction, and such Member’s, Director’s or officer’s interest therein, are fully disclosed to the Voting Members and approved by the Voting Members.

(b) All contracts or transactions involving Inergy Holdings and the Members, Directors or officers of the Company in which a Member, Director or officer has a financial interest that is not proportionate to such Member’s ownership interest in Inergy Holdings or with which a Member, Director or officer is affiliated are permissible if such contract or transaction, and such Member’s, Director’s or officer’s interest therein, are fully disclosed to and approved by a conflicts committee of the Board of Directors.

7.12 Other Business Ventures. Any Member may engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, whether or not similar or identical to the business of the Company or Inergy Holdings, and neither the Company nor any Member will have any right by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom. The Members and their representatives are not required to devote all of their time or business efforts to the affairs of the Company, but will devote so much of their time and attention to the Company as is reasonably necessary and advisable to manage the affairs of the Company to the best advantage of the Company. The foregoing will not supersede any employment, confidentiality, noncompetition or other specific agreement that may exist between the Company (or an affiliate of the Company) and any Member (or an affiliate of any Member).

ARTICLE VIII

ACCOUNTING AND BANK ACCOUNTS

8.1 Fiscal Year. The fiscal year of the Company will end on September 30 of each year, unless a different year is adopted by the Voting Members. The taxable year of the Company will end on December 31 of each year unless a different year is required by the Code or is adopted by the Voting Members.

8.2 Books and Records. At all times during the existence of the Company, the Company will maintain full and accurate books of account that reflect all Company transactions, which books will be appropriate and adequate for the Company’s business. The books and records of the Company will be maintained at the principal office of the Company. The Voting Members may cause the Company to retain a firm of certified public accountants of recognized standing to audit the financial statements of the Company. Each Member (or such Member’s designated representative) will have the right, for a purpose reasonably related to the Member’s Interest, during ordinary business hours and upon reasonable Notice (at such Member’s own expense):

(a) To obtain true and full information regarding the status of the business and financial condition of the Company;

(b) Promptly after becoming available, to obtain a copy of the Company’s federal, state and local Income tax returns for each year;

(c) To have furnished to such Member a current list of the name and last known business, residence or mailing address of each Member;

(d) To have furnished to such Member a copy of this Agreement and the Certificate and all amendments thereto; and

(e) To obtain such other information regarding the affairs of the Company as is just and reasonable.

The Company may keep confidential from the Members, for such period of time as the Company deems reasonable (i) any information that the Company reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the Company in good faith believes (A) is not in the best interests of the Company or Inergy Holdings, (B) could damage the Company or Inergy Holdings or (C) that the Company is required by law or by agreement with any third party to keep confidential.

8.3 Financial Reports. Within 75 days after the end of each fiscal year, the Company will prepare and deliver to each Member all information with respect to the Company necessary for the preparation of the Members’ federal and state income tax returns.

8.4 Tax Returns and Elections; Tax Matters Member. The Company will cause to be prepared and timely filed all federal, state and local Income tax returns or other returns or statements required by applicable law. The Company will claim all deductions and make such elections for federal or state Income tax purposes that the Voting Members Majority reasonably believes will produce the most favorable tax results for the Members. The Sherman Trust is hereby designated as the Company’s “Tax Matters Member,” to serve with respect to the Company in the same capacity as a “tax matters partner” as defined in the Code, and in such capacity is hereby authorized and empowered to act for and represent the Company and each of the Members before the Internal Revenue Service in any audit or examination of any Company tax return and before any court selected by the Members for judicial review of any adjustment assessed by the Internal Revenue Service. The Sherman Trust does hereby accept such designation. The Members specifically acknowledge the general applicability of this Section 8.4, that the Tax Matters Member will not be liable, responsible or accountable in damages or otherwise to the Company or any Member with respect to any action taken by it in its capacity as a “Tax Matters Member.” All out-of-pocket expenses incurred by the Tax Matters Member in the capacity of “Tax Matters Member” will be considered expenses of the Company for which the Tax Matters Member is entitled to full reimbursement.

8.5 Section 754 Election. If a Distribution of Company assets occurs that satisfies the provisions of Section 734 of the Code or if a transfer of an Interest occurs that satisfies the provisions of Section 743 of the Code, upon the determination of the Voting Members, the Company will elect, pursuant to Section 754 of the Code, to adjust the basis of the Property to the extent allowed by such Section 734 or 743 and will cause such adjustments to be made and maintained.

ARTICLE IX

TRANSFERS OF INTERESTS

9.1 General Transfer Restrictions. No Member may Transfer all or any part of such Member’s Interest except (i) pursuant to the provisions of Sections 9.2, 9.8, 9.9 or 9.10, (ii) pursuant to an exempt Transfer pursuant to Section 9.3 or (iii) with the consent of the Voting Members holding 80% or more of the Holdings Ownership Percentages held by all Voting Members; provided, however, that, notwithstanding clauses (i), (ii) and (iii) above, no Transfer will be permitted if it would result in the “termination” of the Company pursuant to Section 708 of the Code. Any purported Transfer of an Interest in violation of the terms of this Agreement will be null and void and of no effect. Any permitted Transfer must be effected by a written instrument and will be effective as of the date specified in such instrument. Any Person receiving an Interest from a Member in a permitted Transfer will not become a Substitute Member except in accordance with Section 9.4. Any assignee of an Interest (a “Transferee”) who does not become a Substitute Member as provided in Section 9.4 will not be a Member and will not have any right to vote as a Member or to participate in the management of the business and affairs of the Company, such right to vote such Interest and to participate in the management of the business and affairs of the Company continuing with the Transferor. The Transferee will, however, be entitled to Distributions and allocations of the Company, as provided in Article IV, attributable to the Interest that is the subject of the Transfer to such Transferee. Any Transferee desiring to make a further Transfer will become subject to all of the provisions of this Article IX to the same extent and in the same manner as any Member desiring to make any Transfer.

9.2 First Offer Right.

(a) Except as otherwise provided in this Agreement, if any Member (the “Transferor”) desires to make a Non-Exempt Transfer of an Interest in the Company, then, at least 25 Business Days before making any such Non-Exempt Transfer (the “First Offer Election Period”), the Transferor will deliver a Notice (the “First Offer Notice”) to all of the other Members and to the Company (collectively, the “Offerees”).

(b) The First Offer Notice will specify the proposed Percentage Interest to be the subject of such Transfer (the “Offered Interest”) and disclose all of the proposed terms and conditions of the Transfer. The purchase price for any such Transfer must be payable solely in cash at the closing of the transaction.

(c) The Offerees may, individually or in the aggregate, give Notice of their election to purchase all (but not less than all) of the Offered Interest, at the price and on the terms specified in the First Offer Notice by delivering Notice of such election (the “First Offer Election Notice”) to the Transferor within 15 Business Days after delivery of the First Offer Notice. Each Offeree that is a Member will be entitled to purchase the Offered Interest in the proportion that such Member’s Percentage Interest bears to all of the Percentage Interests held by the other Offerees that are Members. The Company will be entitled to purchase the remainder of the Offered Interest, if any. However, the Offerees may agree among themselves as to the Percentage Interest to be purchased by each Offeree.

(d) If the Offerees have elected to purchase the Offered Interest, the Transfer of such Interest must be consummated as soon as practical (but in any event within 10 Business Days) after the expiration of the First Offer Election Period. If the Offerees fail to elect to purchase all of the Offered Interest, the Transferor may, within 90 days after the expiration of the First Offer Election Period, Transfer all (but not less than all) of the Offered Interest to the Person or Persons specified in the First Offer Notice at a price and on terms no more favorable to such Person or Persons than offered to the Offerees as described in the First Offer Notice; provided, however, that prior to such Transfer, such third parties must agree in writing to be bound by the provisions of this Agreement and deliver to the Company an executed counterpart of this Agreement. If the Offered Interest is not transferred within such 90-day period, then it will again be subject to the provisions of this Section 9.2 with respect to any subsequent Transfer.

(e) Notwithstanding the foregoing, unless the Transferor has consented to the purchase of less than all of the Offered Interest, no Offeree may purchase any of the Offered Interest unless all of the Offered Interest is to be purchased by the Offerees.

9.3 Exempt Transfers. The restrictions contained in Section 9.2 will not apply with respect to:

(i) any Transfer to the trustee of a revocable trust (a) of which the Member is the sole trustee, (b) for the substantial benefit of any of the following: such Member; one or more of the Persons described in clauses (i), (ii), (iii), (iv) or (v) of the definition of Controlled Person; and one or more entities exempt from tax under Section 501(c)(3) of the Code; and (c) over which such Member has, directly or indirectly, the exclusive right to vote and dispose of Original Holdings Common Units;

(ii) any Transfer to the executor or personal representative of an estate, but only if the ultimate distributees are any of the following: Persons of the classes described in clauses (i), (ii), (iii), (iv), (v) or (vi) of the definition of Controlled Person; or one or more entities exempt from tax under Section 501(c)(3) of the Code;

(iii) any Transfer to a conservator or similar Person pursuant to the entry by a court of competent jurisdiction adjudicating a Member who is a natural person incapacitated to manage such Member’s person or estate, but only if the ultimate distributees are any of the following: (a) such Member; (b) Persons of the classes described in clauses (i), (ii), (iii), (iv), (v), (vi) of the definition of Controlled Person or (c) one or more entities exempt from tax under Section 501(c)(3) of the Code; and

(iii) any Transfer to the Company;

provided, however, that the restrictions contained in Section 9.1 will continue to be applicable to the Interests after any such Transfer (other than a Transfer to the Company), and, before any such Transfer is effected (other than a Transfer to the Company), the transferees of such Interests must agree in writing to be bound by all the provisions of this Agreement and execute and deliver to the Company a counterpart of this Agreement.

9.4 Substitute Members. No assignee of all or part of a Member’s Interest will become a Member in place of the Member assigning the Interest (a “Substitute Member”) unless and until:

(a) the transferring Member has stated such intention in the instrument of assignment;

(b) the Transferee has executed an instrument accepting and adopting the terms and provisions of this Agreement;

(c) unless waived by the Voting Members, the Transferee delivers an opinion of legal counsel acceptable to the Company that the Transfer will not result in a termination of the Company pursuant to Section 708 of the Code and such Transfer is exempt from registration under all applicable securities laws;

(d) the transferring Member or Transferee has paid all reasonable expenses of the Company in connection with the admission of the Transferee as a Substitute Member; and

(e) all non-transferring Voting Members, in their sole and absolute discretion, have consented in writing to such Transferee becoming a Substitute Member.

In addition to the above criteria, if the Transferor retains the right to vote, grant approvals or give consents with respect to any transferred Interest, the Transferee will not become a Substitute Member. Upon satisfaction of all of the conditions set forth in this Section 9.4 with respect to a particular Transferee, the Voting Members will cause this Agreement to be duly amended to reflect the admission of the Transferee as a Substitute Member.

9.5 Effect of Admission as a Substitute Member. Unless and until admitted as a Substitute Member pursuant to Section 9.4, a Transferee will not be entitled to exercise any rights of a Member in the Company, including the right to vote, grant approvals or give consents with respect to such Interest, the right to require any information or accounting with respect to the Company’s business or the right to inspect the Company’s books and records, but such Transferee will only be entitled to receive, to the extent of the Interest transferred to it, the Distributions to which the transferring Member would be entitled. A Transferee that has become a Substitute Member has, to the extent of the Interest transferred to it, all the rights and powers of the Person for whom it is substituted and is subject to the restrictions and liabilities of a Member under this Agreement and the Act; provided, however that if more than one Transferee receives an Interest as a result of the death or disability of a Member, such Transferees must appoint one representative to vote, grant approvals or give consents with respect to the entire Interest transferred as a result of such death or disability. Upon admission of a Transferee as a Substitute Member, the transferring Member will cease to be a Member of the Company to the extent of such Interest. A Person will not cease to be a Member upon assignment of all of such Member’s Interest unless and until the Transferee becomes a Substitute Member. In addition, such Person will continue to have the right to vote, grant approvals and give consents with respect to the Interest transferred until such time as the Transferee becomes a Substitute Member.

9.6 Additional Members. Additional Members (whether Voting Members or Non-Voting Members) may be admitted to the Company and additional Interests may be issued only by the consent of the Voting Members, and the Percentage Interests will be adjusted as approved by the Voting Members.

9.7 Resignation. No Member may resign or withdraw from the Company.

9.8 Drag-Along and Tag-Along Rights. If the Sherman Entities elect to sell a majority of their aggregate Interests to any Person or group of Persons acting in concert (including one or more Members) in a bona fide transaction or series of related transactions for valid consideration, the Sherman Entities will give Notice of such sale (the “Sale Notice”) to all Members not participating in the sale (collectively, the “Nonselling Members”) not less than 30 days prior to the closing of such sale and, in connection with such sale: (a) the Sherman Entities will have the option (the “Drag-Along Option”) to compel the Nonselling Members to sell all of their Interests in such sale at the same price and on the same terms and conditions as the Sherman Entities, which Drag-Along Option will be exercised by stating the intention to exercise the Drag-Along Option in the Sale Notice, and if not so stated in the Sale Notice, the Drag-Along Option will be deemed to have been waived; and (b) each Nonselling Member will have the option (the “Tag-Along Option”) to compel the Sherman Entities to include all of such Nonselling Member’s Interest in the sale at the same price and on the same terms and conditions as the Sherman Entities, which Tag-Along Option will be exercised by stating the intention to exercise the Tag-Along Option in a Notice given by such Nonselling Member to the Sherman Entities within 15 days following the giving of the Sale Notice.

9.9 Purchase of Interest Upon Sale of Holdings Common Units. If, at any time, a Member (other than the sole remaining Member of the Company) and such Member’s Controlled Persons own, beneficially and of record, in the aggregate, less than 0.5% of the number of issued and outstanding Holdings Common Units owned, beneficially and of record, by all Members and their Controlled Persons (such event, a “Reduction Event”), then the Company will have the option to redeem all (but not less than all) of such Member’s Interest for an amount equal to such Member’s Capital Account balance as of the last day of the month in which the Reduction Event occurred, with the closing of such redemption to take place within 30 days following the last day of such month. The restrictions contained in Section 9.2 will not apply to Transfers under this Section 9.9.

9.10 Redemptions to Align Percentage Interest with Holdings Ownership Percentage. If, at the end of any given fiscal year (or at such times as the Voting Members may determine), the Holdings Ownership Percentage of a Member is less than the Percentage Interest of such Member, then the Company will have the option to redeem a portion of the Interest of such Member so that the Holdings Ownership Percentage of such Member is equal to the Percentage Interest of such Member, for an amount equal to the Capital Account balance with respect to the purchased Interest as of the last day of the month immediately preceding the month in which the redemption occurs. The restrictions contained in Section 9.2 will not apply to Transfers under this Section 9.10.

9.11 Miscellaneous Provisions Regarding Article IX.

(a) Without limiting any of the foregoing, the Members will not, and will cause each of their respective affiliates and Controlled Persons not to, (i) take any action the effect of which would prevent or frustrate the carrying out of the procedures contemplated by this Article IX or (ii) at any time (whether before or after any termination of this Agreement) make any assertion, claim or defense that this Article IX or any of its provisions violate or are inconsistent with the terms of this Agreement or any laws or public policies.

(b) At the closing of any purchase and sale of an Interest under this Article IX, the purchaser and the seller must deliver such certificates and such assignment documents in customary form as may be reasonably requested in order to consummate the transaction, and the purchaser must deliver the purchase price in immediately available funds to such bank account as has been specified by the seller at least three Business Days prior to the closing (or, if no such Notice has been given, by delivery of a certified or bank check). At such closing, the seller must sell and transfer its Interest to the purchaser free and clear of Liens and will so warrant to the purchaser. The seller will also represent and warrant to the purchaser that the seller has good and marketable title to the Interest being sold and transferred. In addition, the seller and the purchaser will make customary representations and warranties to the other including representations and warranties with respect to organization, valid existence, authorization and non-contravention.

ARTICLE X

DISSOLUTION AND TERMINATION

10.1 Events Causing Dissolution. The Company will have perpetual existence but will be dissolved upon the first to occur of the following events:

(a) At any time the Company ceases to be the general partner of Inergy Holdings;

(b) The election to dissolve being made by the Voting Members;

(c) At any time there are no Members, provided that the Company will not be dissolved if within 90 days after the occurrence of the event that terminated the continued membership of the last remaining Member, the personal representative of the last remaining Member agrees in writing to continue the Company and to the admission of the personal representative of such Member or its nominee or designee to the Company as a Member, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member;

(d) Upon the entry of a decree of judicial dissolution under Section 18-802 of the Act; or

(e) When the Company is not the surviving entity in a merger or consolidation under the Act.

10.2 Effect of Dissolution. Except with respect to an event referred to in Section 10.1(e) and except as otherwise provided in this Agreement, upon the dissolution of the Company, the Voting Members or surviving Voting Member, as the case may be, will take such actions as may be required pursuant to the Act and will proceed to wind up, liquidate and terminate the business and affairs of the Company. In connection with such winding up, the Voting Members or surviving Voting Member will have the authority to liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company as promptly as is consistent with obtaining Fair Value therefor, to apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the provisions of Section 10.3, and to do any and all acts and things authorized by, and in accordance with, the Act and other applicable laws for the purpose of winding up and liquidating.

10.3 Application of Proceeds. Upon dissolution and liquidation of the Company, the assets of the Company will be applied and distributed in the order of priority set forth in Section 4.2.

ARTICLE XI

MISCELLANEOUS

11.1 Title to the Property. Title to the Property will be held in the name of the Company. No Member will individually have any ownership interest or rights in the Property, except indirectly by virtue of such Member’s ownership of an Interest. No Member will have any right to seek or obtain a partition of the Property, nor will any Member have the right to any specific assets of the Company upon the liquidation of or any Distribution from the Company.

11.2 Nature of Interest in the Company. An Interest is personal property for all purposes.

11.3 Organizational Expenses. Each Member will pay such Member’s own expenses incurred in connection with the creation and formation of the Company and review and negotiation of this Agreement.

11.4 Notices. Any notice, demand, request or other communication (each a “Notice”) required or permitted to be given by this Agreement or the Act to the Company, any Member or any other Person must be (i) hand delivered, (ii) mailed by registered or certified mail, (iii) sent via overnight delivery service, or (iv) sent via electronic transmission, in each case to the Company at its principal office or to a Member or any other Person at the address of such Member or such other Person as it appears on the records of the Company. All Notices that are hand delivered are deemed to be given upon delivery. All Notices that are mailed are deemed to be given on the third day after having been deposited in the United States mail, postage prepaid. All Notices that are sent via overnight deliver service are deemed to be given on the next day after having been deposited with such delivery service, postage or freight prepaid. All Notices that are sent via electronic transmission are deemed to be given on the day on which they were transmitted. The term “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such recipient through an automated process.

11.5 Waiver of Default. No consent or waiver, express or implied, by the Company or a Member with respect to any breach or default by another Member hereunder will be deemed or construed to be a consent or waiver with respect to any other breach or default by such Member of the same provision or any other provision of this Agreement. Failure on the part of the Company or a Member to complain of any act or failure to act of another Member or to declare such other Member in default will not be deemed or constitute a waiver by the Company or the Member of any rights hereunder.

11.6 No Third Party Rights. None of the provisions contained in this Agreement are for the benefit of or enforceable by any third parties, including creditors of the Company; provided, however, the Company may enforce any rights granted to the Company under the Act, the Certificate or this Agreement.

11.7 Entire Agreement. This Agreement constitutes the entire agreement among the Members, in such capacity, relative to the formation, operation and continuation of the Company.

11.8 Amendments to this Agreement.

(a) Except as otherwise provided herein, this Agreement may not be modified or amended in any manner other than by the written agreement of the Voting Members at the time of such modification or amendment; provided, however, any amendment affecting the allocation of Income and Loss to a Member must be approved by that Member; provided, further that any amendment to the provisions of Article IV (or any definitions used in Article IV), other than an amendment to comply with the relevant tax laws as provided in Section 4.5(c), must respect and be consistent with the Percentage Interests of the Members at the time of such amendment, taking into account any adjustments that could have been made at such time under Section 9.10.

(b) This Agreement may be amended by the Voting Members, without any execution of such amendment by any other Members, in order to reflect any event that has occurred consistent with this Agreement, including an adjustment of the Percentage Interests of the Members upon making a capital contribution, upon the admission of an additional Member or issuance of an additional Interest or upon the redemption of an Interest, and to modify this Agreement to comply with the relevant tax laws pursuant to Sections 3.2 or 4.5(c).

(c) Anything in this Section 11.8 to the contrary notwithstanding, without the written consent of all Members, no amendment to this Agreement may:

(i) enlarge the obligations of any Member under this Agreement; or

(ii) amend this Section 11.8.

11.9 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement will not be affected thereby and will remain in full force and effect and will be enforced to the greatest extent permitted by law.

11.10 Binding Agreement. Subject to the restrictions on the disposition of Interests herein contained, the provisions of this Agreement are binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

11.11 Headings. The headings of the articles and sections of this Agreement are for convenience only and may not be considered in construing or interpreting any of the terms or provisions hereof.

11.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which will constitute one agreement that is binding upon all of the parties hereto, notwithstanding that all parties are not signatories to the same counterpart.

11.13 Governing Law. This Agreement is governed by, and construed in accordance with, the laws of the State of Delaware.

11.14 Remedies. In the event of a default by any party in the performance of any obligation undertaken in this Agreement, in addition to any other remedy available to the non-defaulting parties, the defaulting party will pay to each of the non-defaulting parties all costs, damages and expenses, including reasonable attorneys’ fees, incurred by the non-defaulting parties as a result of such default. If any dispute arises with respect to the enforcement, interpretation or application of this Agreement and court proceedings are instituted to resolve such dispute, the prevailing party in such court proceedings will be entitled to recover from the non-prevailing party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in such court proceedings.

11.15 Confidential Information. Each Member may not at any time directly or indirectly communicate, divulge, disclose or make available any Confidential Information to any Person, nor use any Confidential Information for any reason or purpose, either for the benefit of such Member or for the benefit of any other Person, except (x) upon the express written authorization of the Board of Directors or the Voting Members, (y) when required in connection with any legal proceeding (provided the Company must be notified in advance of such disclosure to permit the Company to take action to prevent or limit such disclosure) and (z) when the Member is enforcing its rights as a Member. Each Member further agrees that whenever the Company may request, such Member will promptly deliver to the Company any and all Confidential Information in the possession or under the control of such Member and not retain any copies thereof or extracts therefrom.

The parties hereto have executed this Limited Liability Company Agreement on the date set forth in the introductory paragraph.

JOHN J. SHERMAN REVOCABLE TRUST DATED MAY 4, 1994

By:
John J. Sherman, Trustee

WILLIAM C. GAUTREAUX, TRUSTEE OF THE WILLIAM C. GAUTREAUX REVOCABLE TRUST UNDER TRUST INDENTURE DATED MARCH 8, 2004

CARL A. HUGHES, TRUSTEE OF THE CARL A. HUGHES REVOCABLE TRUST UNDER TRUST INDENTURE DATED SEPTEMBER 13, 2002

PAUL E. MCLAUGHLIN

ANDREW ATTERBURY

DAVID G. DEHAEMERS, JR.

PHILLIP L. ELBERT

R. BROOKS SHERMAN, JR.

SCHEDULE A

INITIAL SCHEDULE OF CAPITAL AND PERCENTAGE INTEREST

Name and Address of Member	Capital Contribution	Percentage Interest
John J. Sherman, Trustee of the John J. Sherman Revocable Trust dated May 4, 1994	$549.24	54.9243%

William C. Gautreaux, Trustee of the William C. Gautreaux Revocable Trust Under Trust Indenture dated March 8, 2004	$62.35	6.2347%

Carl A. Hughes, Trustee of the Carl A. Hughes Revocable Trust Under Trust Indenture dated September 13, 2002	$60.25	6.0246%

Paul E. McLaughlin	$68.65	6.8655%

Andrew Atterbury	$63.24	6.3236%

David G. Dehaemers, Jr.	$97.80	9.7798%

Phillip L. Elbert	$68.79	6.8791%

R. Brooks Sherman, Jr.	$29.68	2.9683%

Totals:	$1,000.00	100.0%